                                     SCHEDULE 14A
                                    (Rule 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

Filed by the Registrant [X]      Filed by a Party other than the Registrant [ ]
-------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                                CYTOTHERAPEUTICS, INC.
                   (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

-------------------------------------------------------------------------------

                             CYTOTHERAPEUTICS, INC.
                         701 GEORGE WASHINGTON HIGHWAY
                               LINCOLN, RI 02865

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 5, 1998

    Notice is hereby given that the Annual Meeting of Stockholders of CytoTherapeutics, Inc. (the "Company") will be held on May 5, 1998 at 1:00 P.M. at the Company's executive offices located at 701 George Washington Highway, Lincoln, Rhode Island 02865 for the following purposes:

    1. To elect two Class I directors to serve until the 2001 Annual Meeting of Stockholders.

    2. To transact any and all other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          FREDERIC A. EUSTIS, III
                                          SECRETARY

March 30, 1998

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             CYTOTHERAPEUTICS, INC.

    The enclosed form of proxy is solicited on behalf of the Board of Directors of CytoTherapeutics, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 5, 1998 at 1:00 P.M. at the Company's executive offices located at 701 George Washington Highway, Lincoln, Rhode Island 02865. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies by telephone, telecopy or in person. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

    Only stockholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. There were 18,264,522 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), outstanding on such date, each of which is entitled to one vote.

    Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted for the election as directors of the nominees named below and in the discretion of the named proxies, as to any other matter that may properly come before the Annual Meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any record stockholder attending the Annual Meeting in person may revoke his or her proxy and vote his or her shares.

    The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1997, and this proxy statement were first mailed to stockholders on or about March 30, 1998.

                QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

    Consistent with Delaware law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

    The two nominees for election as Class I directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected as Class I directors of the Company.

    The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

    The number of directors is currently fixed at nine. For the reasons described below, the Board of Directors expects to reduce such number to five immediately after the Annual Meeting. The Company's Certificate of Incorporation and By-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, both of whom are now Class I directors, as Class I directors for a term of three years expiring at the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if they are unable to serve, the proxy will be voted for a substitute nominee(s) designated by the Board of Directors. The nominees for election as Class I directors, and the incumbent Class II and III directors are as follows:

        NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERMS EXPIRE 2001

                               NAME                                      AGE       POSITION
-------------------------------------------------------------------      ---      ----------
Mark J. Levin......................................................          47   Director
Irving L. Weissman, M. D...........................................          59   Director

    Mark J. Levin, a founder of the Company, has served as a director since the Company's inception. From inception until January 1990 and from May 1990 until February 1991, Mr. Levin served as the Company's President and acting Chief Executive Officer. From November 1991 until March 1992, he served as Chief Executive Officer of Tularik, Inc., a biotechnology company. From August 1991 until August 1993, Mr. Levin was Chief Executive Officer and a director of Focal, Inc., a biomedical company. Mr. Levin is currently the Chairman of the Board and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a biotechnology company. Mr. Levin is also currently on the Board of Directors of Focal, Inc., and Tularik, Inc.

    Irving L. Weissman, M.D. has served as a director of the Company since September 1997. Dr. Weissman is the Karel and Avice Beekhuis Professor of Cancer Biology, Professor of Pathology and Professor of Developmental Biology at Stanford University. Dr. Weissman is a cofounder of Systemix, Inc., a biotechnology company, and a member of its Board of Directors. Dr. Weissman is also a member of the Scientific Advisory Board of Systemix, Inc. and has served on the Scientific Advisory Boards of Amgen Inc., DNAX and T-Cell Sciences, Inc., all of which are biotechnology companies.

    Seth A. Rudnick, M.D., the third incumbent Class I director, is not standing for reelection at the Annual Meeting.

             THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE TWO
                            NOMINEES DESCRIBED ABOVE

               INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRE 1999

                      NAME                            AGE                POSITION
------------------------------------------------      ---      -----------------------------
Edwin C. Cadman, M.D............................          52   Director
Donald R. Conklin...............................          61   Director
Richard M. Rose, M.D............................          49   President, Chief Executive
                                                                 Officer and Director

    Edwin C. Cadman, M.D., was elected to the Board of Directors of the Company in August 1992. Dr. Cadman is Senior Vice President of Medical Affairs and Chief of Staff at Yale-New Haven Hospital. In addition, he is Professor of Medicine at the Yale University School of Medicine. Dr. Cadman served as Ensign Professor and Chairman of the Department of Internal Medicine at the Yale University School of Medicine and as Chief of Medical Services at the Yale-New Haven Hospital from 1987 until 1994. Dr. Cadman is also a director of SciClone Pharmaceuticals, Inc. Dr. Cadman has informed the Company that he will resign from the Board after the Annual Meeting.

    Donald R. Conklin was elected to the Board of Directors of the Company in June 1993. From 1959 to 1996, Mr. Conklin held various positions with Schering-Plough Corporation. From September 1994 until September 1996, Mr. Conklin was President of Schering-Plough Health Care Products. From 1986 until September 1996, Mr. Conklin served as President of Schering-Plough's pharmaceutical division and, through 1996, was Executive Vice President of Schering-Plough Corporation. Mr. Conklin, now retired, is also a director of Vertex Pharmaceuticals, Inc., BioTransplant, Inc. and AlfaCell Inc. Mr. Conklin has informed the Company that he will resign from the Board after the Annual Meeting.

    Richard M. Rose, M.D. became President, Chief Executive Officer and a director of the Company in September 1997. Since May 1996 Dr. Rose has been President and Chief Executive Officer of StemCells, Inc., a biotechnology company acquired by CytoTherapeutics in 1997. From 1995 until May 1996, Dr. Rose was a Managing Director of MPM Capital, a consulting and investment banking group. From 1992 until 1995, Dr. Rose was Vice President, Drug Development, Preclinical and Clinical Research and Chief Medical Officer of Cytel Corporation, a biotechnology company.

               INCUMBENT CLASS III DIRECTORS -- TERMS EXPIRE 2000

                               NAME                                      AGE       POSITION
-------------------------------------------------------------------      ---      ----------
Patrick Aebischer, M.D., Ph.D......................................          43   Director
Richard J. Ramsden.................................................          60   Director
Peter Simon........................................................          52   Director

    Patrick Aebischer, M.D., Ph.D., a founding scientist of the Company, was elected to the Board of Directors of the Company effective February 1, 1996. Dr. Aebischer is the Chairman of the Board of Modex Therapeutiques SA, a Swiss biotechnology company in which the Company has a minority interest. Dr. Aebischer is the Director of the Gene Therapy Center at the Centre Hospitalier Universitaire Vaudois ("CHUV") in Switzerland and has been Professor of Surgery and Medical Director of the Surgical Research Division at CHUV since 1992. From 1988 to 1992, Dr. Aebischer was Associate Professor of Medical Research and Chairman of the Department of Artificial Organs and Biomaterials at Brown University. Dr. Aebischer is also Professor of Biomaterials (Research) at Brown and Professor at the Swiss Polytechnical School.

    Richard J. Ramsden, a director since 1994, is a private investor; he previously served as President and CEO of Kinship Capital Corporation, a private investment enterprise from 1983 to 1994. Mr. Ramsden is a director of the Student Loan Marketing Association. He served as Chairman of the Board of the College Construction Loan Insurance Association from 1987 to 1995 and as director of Dryvit Systems, Inc., a building materials company, from 1990 to 1995.

    Peter Simon, a director since May 1996, held a number of senior executive positions from 1985 to 1995 at Roche Holding Ltd., most recently as Head, Pharmaceutical Operations. At Roche Holding, the holding company for Hoffman La Roche, an international pharmaceutical company located in Basel, Switzerland, Mr. Simon led the creation of Roche Bioscience, a new unit formed following Roche's acquisition of Syntex. In addition, he was responsible for supporting the launch of Genentech's products in Europe following Roche's acquisition of a majority ownership position in Genentech. Mr. Simon currently serves as an advisor to and Board member of Modex Therapeutiques SA and as the Chairman of the Board of Impetus, AG (Basel, Switzerland), a consulting company. Mr. Simon has informed the Company that he will resign from the Board after the Annual Meeting.

              INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

    The Board of Directors has two standing committees: the Compensation and Stock Option Committee (the "Compensation Committee") and the Audit Committee. The Company's Compensation Committee held four meetings during the fiscal year ended December 31, 1997 and was composed of Messrs. Conklin, Levin, Simon and Ramsden. The Compensation Committee makes recommendations concerning salaries in general, determines executive compensation and approves incentive compensation for Company employees and consultants. The Company's Audit Committee held one meeting during the fiscal year ended December 31, 1997 and was composed of Messrs. Conklin and Ramsden and Dr. Cadman. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Company has no nominating committee.

    During the fiscal year ended December 31, 1997, non-employee directors received $1,000 for each Board meeting attended ($500 for each telephonic meeting) and $500 for each Committee meeting attended. Beginning in 1998, each non-employee director was entitled to receive a $10,000 retainer ($15,000 in the case of the Chairman of the Board) payable quarterly and $1,500 per Board meeting attended. Each director who is not an employee of the Company and who serves on the Company's Compensation Committee has received an option to purchase 5,000 shares of Common Stock exercisable at the fair market value of the Common Stock at the time of grant. Upon reelection as a director, each such director is entitled to receive an option to purchase an additional 5,000 shares of Common Stock exercisable at the fair market value of the Common Stock at the time of re-election. All such options vest equally over three years on each anniversary of the grant date. In addition, such directors, for so long as they are Compensation Committee members or eligible to serve as committee members will receive an annual grant of an option to purchase 1,000 shares of Common Stock exercisable at the fair market value of the Common Stock at the time of grant; such options become exercisable one year after the date of grant. Directors are reimbursed for their expenses in attending meetings of the Board of Directors and of committees of the Board of Directors. Under a plan approved by the stockholders, but not yet implemented, each non-employee director not receiving consulting compensation from the Company will have the option to be paid, in lieu of the cash fees payable for his service as a director, in shares of Common Stock having a fair market value equal to the amount of such cash fees. Shares of Common Stock issued to directors in lieu of cash payments for Board service shall be nonforfeitable, and a director shall have all of the rights of a stockholder of the Company with respect to such Common Stock. The Board of Directors held five meetings during the fiscal year ended December 31, 1997. All of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served except for Mr. Conklin and Dr. Cadman.

                               EXECUTIVE OFFICER

    The executive officer of the Company who is not also a director of the Company is:

                   NAME                         AGE                       POSITION
------------------------------------------  -----------  -------------------------------------------
John McBride..............................          46   Senior Vice President, Business Operations,
                                                           Chief Financial Officer and Treasurer

    John McBride joined the Company as Senior Vice President, Business Operations, Chief Financial Officer and Treasurer in May 1997. From January 1994 until May 1997, Mr. McBride was Vice President, Business Development and Treasurer as well as Acting Chief Financial Officer of Phytera, Inc. a biotechnology company. From October 1992 until December 1993, Mr. McBride was Vice President, Commercial Development of Sparta Pharmaceuticals, Inc., a biotechnology company. Previously, Mr. McBride was with U.S. Bioscience, Inc., a biotechnology company, Eastman Kodak Company, a diversified chemical company, and Atlantic Richfield Company, an international oil company.

    All executive officers of the Company are elected annually and serve at the discretion of the Board of Directors.

                                SHARE OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 9, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.

                                                                               SHARES             PERCENTAGE
                                                                            BENEFICIALLY           OF CLASS
NAME OF BENEFICIAL OWNER                                                       OWNED*         BENEFICIALLY OWNED*
-----------------------------------------------------------------------  ------------------  ---------------------
Princeton Services, Inc................................................        2,763,558(1)             14.8%
Merrill Lynch Asset Management, L.P.
Merrill LynchGrowth Fund
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Genentech, Inc.........................................................        1,163,599                 6.4%
1 DNA Way
South San Francisco, CA 94080

T. Rowe Price Associates, Inc..........................................          960,000(2)              5.3%
100 East Pratt Street
Baltimore, MD 21202

Patrick Aebischer, M.D., Ph.D..........................................           46,458(3)               **

Edwin C. Cadman, M.D...................................................           26,500(4)               **

Donald R. Conklin......................................................            8,668(5)               **

Mark J. Levin..........................................................          116,304(6)               **

Richard J. Ramsden.....................................................           21,618(7)               **

Peter Simon............................................................            3,668(8)               **

Richard M. Rose, M.D...................................................          249,728(9)              1.3%

Seth A. Rudnick, M.D...................................................          254,656(10)             1.4%

Irving Weissman, M.D...................................................          310,783(11)             1.7%

John McBride...........................................................            3,839                  **

Ivor Elrifi............................................................           15,321(12)              **

Frederic A. Eustis, III................................................          154,857(13)              **

E. Edward Baetge, Ph.D.................................................           94,135(14)              **

Sandra Nusinoff Lehrman, M.D...........................................           46,869(15)              **

All directors and executive officers as a group (14 persons)...........        1,353,404(16)             7.2%

------------------------

* All numbers are based on information obtained by questionnaire or filings on Forms 13D or 13G received by the Company.

**  Less than one percent.

(1) Includes 434,500 shares of Common Stock issuable upon exercise of a warrant exercisable within 60 days. Princeton Services, Inc. ("PSI") is the corporate managing general partner of Merrill Lynch Asset Management, L.P. ("MLAM"), which is a registered investment adviser under the Investment Advisers Act of 1940. MLAM acts as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940, including Merrill Lynch Growth Fund (the "Growth Fund"). Each of PSI, MLAM and the Growth Fund have shared voting and investment power with respect to the shares listed. PSI disclaims beneficial ownership of all such shares.

(2) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) Represents shares issuable upon exercise of stock options exercisable within 60 days.

(4) Represents shares issuable upon exercise of stock options exercisable within 60 days.

(5) Represents shares issuable upon exercise of stock options exercisable within 60 days.

(6) Includes 9,500 shares issuable upon exercise of stock options exercisable within 60 days.

(7) Includes 2,000 shares owned by a trust for the benefit of Mr. Ramsden's wife as to which he disclaims beneficial ownership. Includes 7,418 shares issuable upon exercise of stock options exercisable within 60 days.

(8) Represents shares issuable upon exercise of stock options exercisable within 60 days.

(9) Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days.

(10) Includes 252,683 shares issuable upon exercise of stock options exercisable within 60 days.

(11) Includes 33,106 shares issuable upon exercise of stock options exercisable within 60 days and 7,160 shares issuable upon exercise of warrants exercisable within 60 days. Includes a total of 50,791 shares owned by trusts for the benefit of Dr. Weissman's children as to which he disclaims beneficial ownership.

(12) Includes 10,000 shares issuable upon exercise of stock options exercisable within 60 days.

(13) Includes 128,749 shares issuable upon exercise of stock options exercisable within 60 days.

(14) Includes 86,291 shares issuable upon exercise of stock options exercisable within 60 days.

(15) Includes 43,750 shares issuable upon exercise of stock options exercisable within 60 days.

(16) Includes 663,041 shares exercisable upon exercise of stock options exercisable within 60 days.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to persons serving as its Chief Executive Officer during the fiscal year ended December 31, 1997, the three other most highly compensated executive officers serving as executive officers at the end of such fiscal year and two former executive officers, each of whom earned more than $100,000 for the fiscal year ended December 31, 1997 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM COMPENSATION
                                                                                                    --------------------------
                                                                ANNUAL COMPENSATION                           AWARDS
                                                     -----------------------------------------      --------------------------
                                                                                    OTHER           RESTRICTED      SECURITIES
NAME AND                                                                           ANNUAL             STOCK         UNDERLYING
PRINCIPAL POSITION                             YEAR  SALARY($)   BONUS($)      COMPENSATION($)      AWARDS($)       OPTIONS(#)
---------------------------------------------  ----  ---------   --------      ---------------      ----------      ----------
Richard M. Rose, M.D. (1)....................  1997     68,750         0                0                  0         300,000
Chief Executive Officer

Seth A. Rudnick, M.D. (3)....................  1997    272,308         0            7,629(4)               0               0
Chief Executive Officer                        1996    281,192    25,046(6)        16,556(4)               0          40,000
                                               1995    275,000    55,000(6)         7,953(4)          61,175(7)       55,000

John McBride.................................  1997    108,885    16,334(6)             0                  0         145,000
Senior Vice President

Ivor Elrifi (8)..............................  1997    175,000         0                0                  0          10,000
Vice President and General Counsel

Frederic A. Eustis, III......................  1997    173,653         0            5,564(4)               0               0
Executive Vice President                       1996    165,384    16,500(6)        12,075(4)               0          35,000
                                               1995    151,500    36,250(6)         5,800(4)          48,940(9)       45,000

Sandra Nusinoff Lehrman, M.D. (11)...........  1997    232,123         0                0                  0               0
Chief Operating Officer                        1996     97,529    50,000                0                  0         200,000

E. Edward Baetge, Ph.D. (12).................  1997    149,404         0            1,391(4)               0               0
Vice President, Research                       1996    168,330    12,600            3,019(4)               0          35,000


                                                     ALL
NAME AND                                            OTHER
PRINCIPAL POSITION                             COMPENSATION($)
---------------------------------------------  ---------------
Richard M. Rose, M.D. (1)....................      76,268(2)
Chief Executive Officer
Seth A. Rudnick, M.D. (3)....................       4,104(5)
Chief Executive Officer                             5,199(5)
                                                    4,486(5)
John McBride.................................       2,256(5)
Senior Vice President
Ivor Elrifi (8)..............................       4,738(5)
Vice President and General Counsel
Frederic A. Eustis, III......................       2,908(5)
Executive Vice President                            4,531(5)
                                                    5,601(10)
Sandra Nusinoff Lehrman, M.D. (11)...........       2,819(5)
Chief Operating Officer                             1,593(5)
E. Edward Baetge, Ph.D. (12).................       4,521(5)
Vice President, Research                            4,727(5)

------------------------

(1) Dr. Rose became Chief Executive Officer on September 26, 1997.

(2) Represents advance for relocation expenses of $75,000 and fair market value of $1,268 of Company matching contributions of Common Stock to a 401(k) plan.

(3) Dr. Rudnick ceased to be Chief Executive Officer on September 30, 1997.

(4) Represents amounts reimbursed for income tax in respect of a stock award.

(5) Represents fair market value of Company matching contributions of Common Stock to a 401(k) plan.

(6) Represents bonus earned in indicated year and paid in the following year.

(7) Represents fair market value (without regard to vesting restrictions) at time of grant of restricted stock award of 10,000 shares of Common Stock. Such restricted stock award vested 25% on the date of grant and approximately 1/48 of the stock award vests, each month beginning 13 months after the date of grant. Fair market value of 2,500 shares of unvested Common Stock at December 31, 1997 was $10,000. Dividends, if any, will be paid on such restricted stock.

(8) Mr. Elrifi resigned as Vice President and General Counsel on December 31, 1997.

(9) Represents fair market value (without regard to vesting restrictions) at time of grant of restricted stock award of 8,000 shares of Common Stock. Such restricted stock award vested 25% on the date of grant and approximately 1/48 of the stock award vests each month beginning 13 months after the date of grant. Fair market value of unvested Common Stock at December 31, 1997 was $8,000. Dividends, if any, will be paid on such restricted stock.

(10) Represents reimbursement for relocation expenses of $1,352 and fair market value of $4,249 of Company matching contributions of Common Stock to a 401(k) plan.

(11) Dr. Lehrman resigned as Chief Operating Officer on August 4, 1997.

(12) Dr. Baetge resigned as Vice President, Research on August 5, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants in 1997 to the named executive officers.

                                      NUMBER OF     PERCENT OF
                                     SECURITIES        TOTAL
                                     UNDERLYING       OPTIONS
                                       OPTIONS      GRANTED TO                                   POTENTIAL REALIZABLE VALUE AT
                                       GRANTED     EMPLOYEES IN      EXERCISE                    ASSUMED ANNUAL RATES OF STOCK
                                        (# OF         FISCAL           PRICE      EXPIRATION   PRICE APPRECIATION FOR OPTION TERM
NAME                                   SHARES)       YEAR (1)      ($/SHARE)(2)      DATE                     (3)
-----------------------------------  -----------  ---------------  -------------  -----------  ----------------------------------
                                                                                                  0%($)       5%($)      10%($)
                                                                                               -----------  ---------  ----------
Richard M. Rose, M.D...............     200,000(4)         30.2%         5.125       9/22/07            0     644,617   1,633,586
                                        100,000(5)         15.1%         5.125       9/22/07            0     322,309     816,793
Seth A. Rudnick, M.D...............           0         --              --            --                0           0           0
John McBride.......................     130,000(5)         19.6%         5.625       5/27/07            0     459,879   1,165,424
                                         15,000(5)          2.3%         5.125       12/4/07            0      48,346     122,519
Ivor Elrifi........................      10,000(6)          1.5%         5.125       12/4/07            0      32,231      81,679
Frederic A. Eustis, III............           0         --              --            --                0           0           0
Sandra Nusinoff Lehrman, M.D.......           0         --              --            --                0           0           0
E. Edward Baetge, Ph.D.............           0         --              --            --                0           0           0

------------------------

(1) The Company granted options covering 661,400 shares of Common Stock to employees in the fiscal year ended December 31, 1997.

(2) The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(3) As suggested by the Commission's rules on executive compensation disclosure, the Company has presented option values based on arbitrary growth rates. The Company does not necessarily agree that the information presented properly values the options described.

(4) Options for 6,250 shares vested on the date of grant; the remainder of such options vest subject to the achievement of certain milestones related to the Company's stem cells research program and in the event of certain changes of control.

(5) Options become exercisable as to 25% of the shares covered after one year from the date of grant and as to 1/48 of the shares covered by the option grant each month thereafter.

(6) Options vested on date of grant.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

    The following table provides information about option exercises in 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

                                                                                                       VALUE OF
                                                                                                      UNEXERCISED
                                                                             NUMBER OF SECURITIES     IN-THE-MONEY
                                                                            UNDERLYING UNEXERCISED    OPTIONS AT
                                                 SHARES                            OPTIONS              FISCAL
                                                ACQUIRED        VALUE       AT FISCAL YEAR-END(#)     YEAR-END($)(1)
                                                   ON         REALIZED    --------------------------  -----------
NAME                                           EXERCISE(#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE
--------------------------------------------  -------------  -----------  -----------  -------------  -----------
Richard M. Rose, M.D........................            0             0        6,250        293,750            0
Seth A. Rudnick, M.D........................        3,600        19,163      241,433         56,667      436,848
John McBride................................            0             0            0        145,000            0
Ivor Elrifi.................................            0             0       28,750              0            0
Frederic A. Eustis, III.....................            0             0      123,124         38,876            0
Sandra Nusinoff Lehrman, M.D................            0             0       43,750         38,876            0
E. Edward Baetge, Ph.D......................            0             0       86,291              0            0


NAME                                             UNEXERCISABLE
--------------------------------------------  -------------------
Richard M. Rose, M.D........................               0
Seth A. Rudnick, M.D........................               0
John McBride................................               0
Ivor Elrifi.................................               0
Frederic A. Eustis, III.....................               0
Sandra Nusinoff Lehrman, M.D................               0
E. Edward Baetge, Ph.D......................               0

------------------------

(1) The closing price of the Company's Common Stock on December 31, 1997 on the NASDAQ National Market System was $4.00. The numbers shown reflect the value of options accumulated over all years of employment.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

    Under the terms of an employment agreement dated January 6, 1991, Dr. Rudnick was entitled to receive $185,000 annually as a base salary and a minimum "bonus" of $2,083 dollars per month for his service as Chief Executive Officer during the fiscal year ended December 31, 1997. Under the terms of a severance agreement dated as of September 30, 1997, Dr. Rudnick agreed to serve as Chairman of the Board of the Company until at least the next Annual Meeting of Stockholders of the Company, to provide transitional services to the Company from October 1, 1997 to December 31, 1997 and to provide consulting services to the Company for the period from January 1, 1998 to December 31, 1999. During the period from October 1, 1997 to December 31, 1997, Dr. Rudnick was paid at the rate of $200,000 per year. Beginning January 1, 1998, Dr. Rudnick will receive a consulting fee of $12,500 per month until December 31, 1999. The agreement also contains confidentiality and noncompetition covenants by Dr. Rudnick and provides for health and life insurance and a retirement benefit of $30,000 per year commencing at age 60.

    Under the terms of an agreement dated September 25, 1997, Dr. Rose agreed to serve as President, Chief Executive Officer and a director of the Company. Dr. Rose is entitled to an annual salary of $275,000 and a bonus of up to 25% of his salary. The Agreement provides for the grant to Dr. Rose of a stock option covering 200,000 shares of Common Stock that vests as to one quarter of such shares on the first anniversary of the date of grant and equally as to the remaining shares over the next 36 months. In addition, Dr. Rose, under the Agreement, was granted a stock option covering 100,000 shares of CytoTherapeutics stock; the option vests based upon the achievement of certain milestones related to the Company's stem cells research program. The vesting under both options will be accelerated in the event of certain changes in control of the Company. The Agreement provides for reimbursement of certain costs of moving up to $125,000 and for a bridge loan for home purchase of up to $200,000; the Agreement also provides for certain employee benefits and contains provisions regarding confidentiality and noncompetition before and after employment. The Company may terminate Dr. Rose's contract other than for cause by written notice to Dr. Rose in which case the Company has agreed to pay Dr. Rose (i) an additional year of salary or (ii) two years salary if the termination results from a change of control (as defined) or (iii) salary payments until September 25, 2000, whichever period is the longest; the Agreement also provides that in these cases, unvested time-based options will vest. Similar provisions apply if Dr. Rose terminates his employment for cause. Dr. Rose may terminate his employment for any reason on three months' notice. There are also special provisions for disability.

    Under the terms of an agreement dated April 17, 1997, Mr. McBride agreed to serve as Senior Vice President, Business Operations and Chief Financial Officer of the Company. Mr. McBride is entitled to an annual salary of $190,000 and a bonus of up to 15% of his salary. The Agreement provides for a grant of a stock option to Mr. McBride covering 130,000 shares of Common Stock that vests as to one quarter of such shares on the first anniversary of the date of grant and equally as to the remaining shares over the next 36 months. The vesting under the option will be accelerated in the event of certain changes in control of the Company occurring within two years of the Agreement. The Agreement provides for reimbursement of certain costs of moving up to $10,000; the Agreement also provides for certain employee benefits and contains provisions regarding confidentiality and noncompetition before and after employment. The Company may terminate Mr. McBride's contract other than for cause by written notice to Mr. McBride in which case the Company has agreed to pay Mr. McBride up to nine months of severance pay offset by pay from another job and potentially by profits available from option exercises; the Agreement also provides that in these cases, unvested options which would have vested during the severance period will vest. If such termination results from a change of control (as defined) within the first two years of employment, all the options granted at employment will vest. Similar provisions apply if Mr. McBride terminates his employment for cause. Mr. McBride may terminate his employment for any reason on three months' notice. There are also special provisions for disability.

    In the event the Company terminates Mr. Eustis' employment without cause or Mr. Eustis terminates such employment with good reason, Mr. Eustis is entitled to receive his then current salary until the earlier of up to nine months after such termination or the date he secures a new position.

    In the case of certain other than for cause terminations of employment with the Company, all officers are entitled to severance equal to a percentage of annual base pay; the exact percentage is adjusted for length of service with the Company. In addition, in the event of certain changes of control of the Company, severance payable to senior officers is increased to an amount equal to annual salary reduced by the amount of certain stock and option gains.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 17 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

    The Company applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of the Company's shareholders.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

    The goals of the compensation program are to reward individual and team performance and to encourage future performance by aligning compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on four principles:

-  The Company pays competitively.

The Company is committed to a compensation program that helps attract and retain the best people in the industry. To ensure that its compensation is competitive, the Company regularly compares its compensation levels with those companies it considers comparable and sets its compensation parameters based on this review.

-  The Company compensates its executive officers for performance.

Executive officers are rewarded based upon both corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered by the individual's actions.

In early stage biopharmaceutical companies, performance is best judged by success in achievement of scientific and technical milestones, product development progress (including progress toward and through clinical trials), strategic human resources development, capitalization and financing goals, and commercialization goals. These are the bases presently used by the Committee.

-  The Company strives for fairness in the administration of pay.

The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers both inside the Company and at comparable companies.

- The Company believes that all employees, including executive officers, should understand and constructively participate in the performance evaluation process.

The process of assessing performance is as follows:

1. At the beginning of the performance cycle, the evaluating manager (who in the case of executive officers is the Chief Executive Officer) in conjunction with the employee sets objectives and key goals for the employee based upon Company goals previously established by senior management.

2. The evaluating manager gives the employee ongoing feedback on performance against agreed upon goals.

3. At the end of the performance cycle, the employee submits a summary of the employee's accomplishments against key goals and the manager reviews and evaluates this summary.

4. The evaluating manager compares the evaluation results to the results of peers within the Company.

5. The Chief Executive Officer and the Human Resources Director (and absent such officer, the Chief Financial Officer) review results of all evaluations except that of the Chief Executive Officer. These evaluations are subsequently discussed between the evaluating manager and the employee in reaching an agreed upon result.

6. For executive officers, the results of the performance evaluation are discussed with the Committee which reviews these results and approves (subject to their review) recommendations for compensation made by the Chief Executive Officer.

7. The comparative result of the performance evaluation is the basis for decisions on cash compensation and, where appropriate, stock options or other long-term incentive compensation.

In the case of the Chief Executive Officer, the Committee is the evaluating manager.

COMPENSATION VEHICLES

    The Company uses a simple total compensation program consisting of cash and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain executive officers permits it to enhance shareholder value, motivate technological innovation and foster teamwork. The vehicles used are:

CASH-BASED COMPENSATION

SALARY -- The Company sets base salaries for executive officers by reviewing the aggregate of base salary and bonus for individuals in competitive positions in the market and adjusting such aggregate to reflect individual performance.

ANNUAL CASH BONUS -- Executive officers and the CEO are eligible to receive an annual cash bonus upon the attainment of predetermined corporate objectives. These objectives are approved at the beginning of the year by the Committee, and progress against them reviewed at year end to determine the appropriate bonus payment. At full achievement of objectives, the CEO is targeted to receive a bonus of 25% of his annual base salary and the other executive officers to receive 15%. The amount actually paid in any one year may be more or less than the targeted bonus based on over or under achievement of objectives.

EQUITY-BASED COMPENSATION

STOCK OPTION PROGRAM -- The purpose of the Company's stock option program is to provide additional incentives to executive officers to work to maximize shareholder value. The Company believes strongly in the use of stock options because they align employee interests directly with shareholder value. The option program also utilizes vesting periods to encourage executive officers to continue in the employ of the Company and to encourage long-term increases in Company stock value. The Company grants stock options to all employees and anticipates it may use stock options as a bonus vehicle in the future. A program of cash awards for excellence in performance and attainment of goals is in place.

Although provided for under the Company incentive plans, the Company presently does not use stock appreciation rights as a compensation vehicle.

EVALUATION OF 1997 PERFORMANCE OF EXECUTIVE OFFICERS

    The Committee compares the base salaries of executive officers against the current competitive pay practices of comparable biotechnology companies by reviewing data in the Radford Biotechnology Compensation and Benefits Survey (and other biotechnology survey data, both formal and informal, as it becomes available). Through these means, the Committee determined that though salaries were generally rising, it would not provide for any raises for executive officers in 1997 because of the poor performance of the Company, including the performance of the Company's stock price.

    The Committee has determined that several executive officers achieved a number of goals important to the Company including the continuing advance in the Company's clinical trial program, completion of its new facility, sale/leaseback of its new facility, reorganization of its relationship with Modex Therapeutiques SA and the acquisition of StemCells, Inc. However, notwithstanding these achievements, the Committee felt that the overall performance of the Company, particularly the poor performance of the Company's stock price, made the award of discretionary bonuses to executive officers inappropriate. Mr. McBride received a bonus of $16,334 as required by his employment agreement.

    In addition, Mr. McBride was granted an option covering 15,000 shares for his contributions in improving the Company's financial condition and Mr. Elrifi was granted an option covering 10,000 shares to recognize his contributions in strengthening the Company's intellectual property.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Dr. Rudnick received a salary at the rate of $295,000 per year during his tenure as Chief Executive Officer in 1997. Upon Dr. Rose becoming Chief Executive Officer in September 1997, Dr. Rudnick received a lower salary at the rate of $200,000 per year because of his reduced role with the Company. The Committee decided not to award a bonus to Dr. Rudnick because of the Company's poor stock performance and the lack of discretionary bonuses to any other executive officer.

    In determining the proper base salary for Dr. Rose, who served as CEO from September, 1997, the Committee took into account that his $275,000 annual salary ranked in approximately the 65th percentile of the industry average of salaries for CEOs in similar size biotechnology companies. The Committee determined that this salary was appropriate given his tenure at the Company and taking into account the option package and other components of Dr. Rose's total compensation package.

                                         COMPENSATION AND STOCK OPTION COMMITTEE
                                                               Donald R. Conklin
                                                                   Mark J. Levin
                                                              Richard J. Ramsden
                                                                  Peter K. Simon

                               PERFORMANCE GRAPH

NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.

  COMPARISON OF CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF CYTOTHERAPEUTICS,
                                     INC.,
              THE AMEX BIOTECHNOLOGY STOCK INDEX AND S&P 500 INDEX
  FOR THE PERIOD FROM THE COMPANY'S INITIAL PUBLIC OFFERING UNTIL DECEMBER 31,
                                      1997

    The graph below compares the cumulative total returns on the Company's Common Stock with the cumulative total returns of the Amex Biotechnology Stock Index and the S&P 500 Index for the period from the Company's initial public offering until December 31, 1997. (1)

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    MEASUREMENT                 AMEX BIOTECHNOLOGY
       DATES          COMPANY      STOCK INDEX       S&P 500 INDEX
March 26, 1992        $100.00        $ 100.00           $100.00
December 31, 1992     $ 79.49        $  94.41           $110.41
December 31, 1993     $125.64        $  64.07           $121.53
December 31, 1994     $ 46.15        $  45.41           $119.88
December 31, 1995     $175.64        $  74.88           $160.48
December 31, 1996     $ 92.31        $  80.00           $192.99
December 31, 1997     $ 41.03        $  89.88           $252.84

------------------------

(1) Based on the closing price of CytoTherapeutics' Common Stock on the first day of trading on the NASDAQ National Market System. Cumulative total returns assume reinvestment of all dividends and a hypothetical investment of $100 on March 26, 1992.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following non-employee directors served on the Compensation and Stock Option Committee in 1997: Messrs. Conklin, Levin, Ramsden and Simon. In 1989, 1990 and 1991 Mr. Levin was an executive officer of the Company.

    The Company has entered into several consulting agreements with Levin & Associates, a company in which Mr. Levin's wife is a principal, for recruiting services rendered to the Company. During the fiscal year ended December 31, 1997, the Company made payments of approximately $54,800 under such agreements. The Company believes the terms of these agreements are no less favorable to the Company than could have been obtained from unaffiliated third parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Dr. Cadman, a member of the Board of Directors, was retained in August 1992 to serve as a consultant to the Company. Pursuant to his Consulting Agreement, Dr. Cadman received $1,000 per day of consulting performed (totaling $12,000 for 1997) and has been granted an option to purchase 20,000 shares of the Common Stock at $6.50 per share, the fair market value of the Company's Common Stock at the time the option was granted. Effective January 1, 1998, Dr. Cadman was compensated as a director on the same basis as other outside directors of the Company.

    Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to the Company. Pursuant to his Consulting Agreement, Dr. Weissman has agreed to provide consulting services to the Company and serve on the Company's Scientific Advisory Board. The Company agreed to pay Dr. Weissman $50,000 per year for his services and granted him an option to purchase 500,000 shares of Common Stock for $5.25 per share, of which 31,250 shares vested at the date of grant and the remainder of which will vest upon the occurrence of certain milestones related to the Company's stem cells research program and in the event of certain changes of control. The Company also agreed to nominate Dr. Weissman for a position on the Board of Directors. The Consulting Agreement contains confidentiality, noncompetition and assignment of invention provisions and is for a term of ten years, subject to earlier termination by the Company for cause or frustration of purpose and earlier termination by Dr. Weissman for good reason.

    Dr. Aebischer, a founding scientist of the Company, serves as a member of the Board of Directors and is party to a Research and Commercialization Agreement providing for sponsorship by the Company of research by Dr. Aebischer in return for certain rights in the results thereunder. The Company has granted Dr. Aebischer stock options covering an aggregate of 80,000 shares at an average weighted exercise price of $4.63 per share in addition to a restricted stock grant covering 5,000 shares.

    During 1996, Dr. Aebischer was one of four scientific founders of Modex Therapeutiques SA ("Modex"). Dr. Aebischer was paid 18,260 SF (approximately $14,580) by the Company for his services in connection with the formation of Modex. Dr. Aebischer, the three other scientific founders, the Company and a Swiss investment bank formed Modex by investing a total of SFr 140,000 (approximately $177,000) to acquire 14,000 shares of Modex Common Stock at SFr 10 (approximately $8.33) per share. Of such 14,000 shares, the Company acquired 6,500 shares, the Swiss bank 500 shares and the scientific founders 7,000 shares, of which Dr. Aebischer acquired 1,826 shares. After giving effect to certain additional investments by the Company and the Swiss bank shortly after founding, the Company owned 10,000 shares (or 50%) of

Modex Common Stock, the founding scientists 7,000 shares (or 35%) (of which Dr. Aebischer owned 1,852 shares or 9.26%) and the Swiss bank 3,000 shares (or 15%).

    As a condition to making such additional investments in Modex, the Company entered into an Option Agreement with Dr. Aebischer and the other three scientific founders, providing the Company and each scientific founder with the right to exchange any or all of each scientific founder's shares in Modex at any time for shares of the Company's Common Stock at a conversion ratio of 13.145 shares of the Company's Common Stock for each share of Modex Common Stock (subject to the normal adjustments for stock splits, stock dividends, and the like); on conversion of all of his 1,826 shares of Modex Common Stock, Dr. Aebischer would have received 24,002 shares of the Company's Common Stock. In addition, under the Option Agreement, the Company had the right to acquire from Dr. Aebischer and the other founding scientists 1,522 shares of the Common Stock of Modex initially acquired by them at the time Modex was founded at SFr 10 per share, if at any time prior to July 1998, any such scientific founder (including Dr. Aebischer) was terminated as a consultant for Modex for cause or resigned as such a consultant without good reason.

    Under the terms of the Company's Cross License Agreement with Modex as originally entered into in 1996, Modex had the right to receive up to 300,000 shares of the Company's Common Stock (the "Milestone Shares") on the achievement of certain scientific milestones. Modex expected to use such Milestone Shares to provide incentive compensation to its key employees and consultants. Under the terms of his consulting agreement with Modex, Dr. Aebischer received cash compensation at the rate of SFr 12,000 (approximately $8200) per year for 1996 (amounting to an aggregate of SFr 3000 during 1996) and had the right to receive from Modex up to 54,780 shares of such Milestone Shares upon the achievement of the specified scientific milestones.

    In October 1997, the Company completed a series of transactions which reduced its ownership interest in Modex from 50% to approximately 25% in exchange for $4 million cash from an investor group and elimination by Modex of the Company's prior contingent obligation to contribute an additional Sfr 2,400,000 (approximately $1,600,000) to Modex in July 1998. In the transactions, the Option Agreement between the Company and Dr. Aebischer was eliminated, along with all other put and call arrangements between the Company and the other stockholders of Modex, and the Company forgave approximately $500,000 in intercompany receivables due from Modex to the Company. The Company and Modex also modified the terms of their existing Cross License Agreement to (i) expand the field in which Modex is exclusively licensed to apply the Company's proprietary encapsulated cell technology to include, in addition to the original field of diabetes, obesity, and anemia, (x) the treatment of hemophilia A and B utilizing Factor VIII and/or Factor IX and (y) two additional applications to be agreed to by the Company and Modex; (ii) eliminate Modex's right to receive any Milestone Shares; (iii) limit the scope of the Company's technology licensed to Modex to existing and future encapsulation technology and certain additional existing technology; and (iv) specify the terms under which the Company will manufacture any products Modex may develop based on the Company's technology and grant Modex an option to manufacture or have manufactured such products on payment of a higher royalty. The Cross License Agreement continues to provide for the payment of royalties from Modex to the Company on the sale of any licensed products. The revised agreement similarly limits the scope of the Modex technology exclusively licensed, on a royalty-bearing basis, to the Company for application to diseases, conditions and disorders of the central nervous system to existing and future encapsulation technology and certain additional existing technology. In addition to their purchase of Modex Common Stock from the Company, the venture capital investors participating in the transaction invested $1.6 million directly in Modex. In connection with the transaction, Dr. Aebischer and the other scientific founders transferred 2,000 shares of their Modex stock to the Company (of which Dr. Aebischer transferred 522 shares) for nominal consideration (Sfr 10 per share) and waived their right to receive any Milestone Shares under their consulting agreements with Modex.

    Dr. Aebischer is the principal investigator under the Research and Commercialization Agreement between the Company and CHUV (the "CTI-CHUV Agreement") and Modex and CHUV (the "Modex-CHUV Agreement"). The Company and Modex provided research funding under the CTI-CHUV and Modex-CHUV Agreements during 1997 in the total respective amounts of $675,000 and Sfr 96,674 (approximately $67,000).

                               OTHER INFORMATION

ACCOUNTING MATTERS

    The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ending December 31, 1998.

    A representative of Ernst & Young LLP who audited the accounts of the Company for the year ended December 31, 1997, is expected to be present at the Annual Meeting of Stockholders and will be afforded the opportunity to make a statement if he or she desires to do so and will be available to reply to appropriate stockholder inquiries.

STOCKHOLDER PROPOSALS

    Proposals of Stockholders submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company (attention: Secretary) no later than November 27, 1998.

FORM 10-K

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON REQUEST BY WRITING TO THE COMPANY AT 701 GEORGE WASHINGTON HIGHWAY, LINCOLN, RHODE ISLAND 02865, ATTN: INVESTOR RELATIONS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied on a timely basis with all filing requirements applicable to them.

OTHER BUSINESS

    The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                          By Order of the Board of Directors

                                          FREDERIC A. EUSTIS, III
                                          SECRETARY

March 30, 1998

                                                                      4090-PS-98

                                                       APPENDIX A

                                        PROXY

                                CYTOTHERAPEUTICS, INC.

                      ANNUAL MEETING OF STOCKHOLDERS MAY 5, 1998

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Richard M. Rose, M.D., John McBride and Frederic A. Eustis, III, or any of them with power of substitution to each, proxies to vote at the Annual Meeting of Stockholders of CytoTherapeutics, Inc. to be held on May 5, 1998 at the offices of CytoTherapeutics, Inc., 701 George Washington Highway, Lincoln, Rhode Island at 1:00 p.m. local time, or at any adjournments thereof, all of the shares of Common Stock, par value $.01 per share of CytoTherapeutics, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.


SEE REVERSE                                                          SEE REVERSE
     SIDE                                                                 SIDE

                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     [X]  Please mark
          votes as in
          this example.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, this proxy will be voted FOR the election of the nominees for director named below and in the discretion of the named proxies as to any other matter that may come before the meeting.

     1.   Election of Directors.        2.   In their discretion, the
          The undersigned hereby             proxies are authorized to vote
          GRANTS authority to                upon such other business as
          elect the following                may properly come before the
          nominees as Class I                meeting.
          directors: Mark J. Levin
          and Irving L. Weissman, M.D.


               FOR       WITHHELD
               / /         / /


/ /   ___________________________________________
          For both nominees except as noted above

                                        MARK HERE FOR ADDRESS CHANGE AND
                                        NOTE AT LEFT   / /

                                        Note:  Please sign exactly as name
                                        appears on this card.  All joint
                                        owners should sign.  When signing
                                        as an executor, administrator,
                                        attorney, or guardian or as
                                        custodian for a minor, please give
                                        full title as such.  If a
                                        corporation, please sign in full
                                        corporate name and indicate the
                                        signer's title.  If a partner, sign
                                        in partnership name.

Signature:                  Date:       Signature:                  Date:
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